Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(l) promulgated under the Securities and Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with each other on behalf of each of them a statement on Schedule 13D with respect to the Common Stock, $.01 par value, of Tree.com, Inc. beneficially owned by each of them.  This Joint Filing Agreement shall be included as an exhibit in such Schedule 13D.

IN WITNESS WHEREOF, the undersigned have executed this Joint Filing Agreement as of the 8th day of November, 2010.

/s/ DOUGLAS R. LEBDA
Douglas R. Lebda

/s/ DAVID RICH
David Rich, as trustee of The Douglas R. Lebda Family Trust